Exhibit 99.2


Contact: M&T Bank Corporation                        For Immediate Release
         Michael Zabel (716) 842-5385                Wednesday, May 17, 2000
         Tara Ellis (716) 842-5385

         Keystone Financial, Inc.
         Jacquelyn Basso (717) 231-5723
         Elizabeth Braungard (717) 231-5732

          KEYSTONE FINANCIAL, INC. TO MERGE WITH M&T BANK CORPORATION

HARRISBURG, PA (May 17, 2000) --- M&T Bank Corporation ("M&T") (NYSE:MTB), a $22.8 billion bank holding company headquartered in Buffalo, New York and Harrisburg, Pennsylvania-based Keystone Financial, Inc. ("Keystone") (NASDAQ:KSTN) with $7.0 billion in assets announced jointly today that Keystone will merge into M&T.

Giving M&T its most significant presence outside New York State to date, the merger will create a banking franchise with 450 branches and nearly 1,000 ATMs in four states: New York, Pennsylvania, Maryland and West Virginia.

The combined company will become Pennsylvania's fifth largest retail deposit holder, with a network of 171 branches in 33 counties throughout the central part of the state. Headquartered in Harrisburg, Keystone currently operates in Altoona, State College, Pottsville, Williamsport, suburban Philadelphia and other Pennsylvania communities. An additional 25 branches are located in Cumberland, Hagerstown and Frederick, Maryland and the Keyser area of West Virginia.

M&T is upstate New York's largest retail deposit holder with 272 branches in New York and northeastern Pennsylvania. Keystone's merger with M&T will create the 29th largest independent bank holding company in the United States with $29.8 billion in pro forma assets.

"M&T Bank has grown successfully because we work hard to understand our customers' personal and professional needs - and then to provide high quality financial products and services that meet those needs. As we expand further into Pennsylvania and beyond, we

                                     (more)

M&T BANK
2-2-2-2-2


remain committed to establishing that same kind of relationship with our new customers - just as we are committed to the well-being of the communities we serve," Robert G. Wilmers, M&T Bank chairman and CEO, said.

"With this merger, Keystone joins forces with a financial services institution long-known for quality, consistency and success. Together, we will create an even stronger institution that will benefit our customers and communities," Carl
L. Campbell, Keystone Financial, Inc. chairman and CEO, said.

The merged institution will provide customers with a full range of financial products and services, including 24-hour internet banking and telephone banking services, an extensive ATM network, a wide array of investment and insurance products and a full line of mortgage products.

Both M&T and Keystone are leading SBA lenders in their respective states, and the new company will offer a complete lineup of commercial banking products and services to small- and medium-sized businesses.

Officials at both companies noted that, because there is very little overlap between the two retail branch networks, the merger will result in few branch consolidations. The companies expect to retain nearly all of Keystone's current front-line employees who interact with customers.

Merger Terms

Under terms of the merger agreement, Keystone shareholders will have the option of receiving 0.050 shares of M&T common stock or $21.50 in cash in exchange for each outstanding share of Keystone common stock, subject to the requirement that, in total, 65% of the 48,930,000 shares of Keystone stock currently outstanding are exchanged for

                                     (more)

M&T BANK
3-3-3-3-3


M&T stock and the remainder for cash.

Based on the current number of shares of Keystone common stock currently outstanding and assuming 31,804,500 shares of Keystone common stock are exchanged for 1,590,225 shares of M&T common stock, the merger has an indicated value of $1 billion, making it M&T's largest merger ever.

Simultaneously with the completion of the merger, M&T will effect a 10-for-1 split on its common stock, with the 0.05 exchange ratio being adjusted to 0.5 to reflect the split. M&T also intends to double the cash dividend on its common stock in connection with the closing of the merger to the equivalent of $2.50 per quarter on each pre-split share.

The transaction has been approved by the boards of directors of both companies, and is subject to receiving various regulatory approvals and approvals of each company's stockholders, among other conditions. It is anticipated that the transaction will be completed in the fourth quarter of 2000. In conjunction with this process, the annual meeting Keystone scheduled for May 25, 2000 has been postponed indefinitely. Special shareholders meetings of both companies will be scheduled to vote on the merger.

Following the merger, Mr. Campbell will become a vice chairman of M&T Bank Corporation and its principal banking subsidiary, M&T Bank, and a member of the M&T and M&T Bank boards of directors. Mr. Campbell also will serve as chairman of M&T's Pennsylvania operations. Four other directors of Keystone also will join the M&T Bank Corporation and M&T Bank boards of directors. Mr. Wilmers will continue as president and CEO of M&T Bank Corporation and chairman and CEO of M&T Bank.

M&T Bank Profile
Since 1983, when Mr. Wilmers became chairman and CEO of M&T Bank Corporation

                                     (more)

M&T Bank
4-4-4-4-4


(formerly First Empire State Corporation), M&T has grown from less than $2 billion in assets to $22.8 billion as of March 31, 2000.

M&T also has grown through 14 mergers and acquisitions conducted during the 1990's, including its 1998 acquisition of ONBANCorp's 59 branches in New York and 19 in Pennsylvania.

Although M&T's steady growth has vaulted it into the upper ranks of American banking organizations, it has not fundamentally altered the way it conducts business - M&T remains committed to operating as a "community bank." A conservative managerial approach - one that stresses in-depth market and customer knowledge, local decision-making, consistent lending decisions and support for local initiatives - defines M&T's operating philosophy.

As a community bank, M&T recognizes that its success is uniquely dependent on the well-being of the communities in which it operates. By all measures, M&T provides significant support for its regional markets and impacts favorably on the economic and social well-being of its neighbors.

M&T Bank has earned the highest possible ratings from both the Federal Reserve Bank of New York and the New York State Banking Department since 1988 for meeting the credit needs of the communities it serves. M&T also has been consistently recognized for exceptional commitment to entrepreneurs and small business owners. And, M&T receives high marks for its level of community support and volunteer efforts.

This press release contains forward-looking statements with respect to the anticipated effects of the merger. The following factors, among others, could cause the actual results

                                     (more)

M&T Bank
5-5-5-5-5


of the merger to differ materially from M&T's expectations: the ability to timely and fully realize the expected cost savings and revenues; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. M&T does not assume any duty to update forward-looking statements.

Information regarding the identity of the persons who, under SEC rules, be deemed to be participants in the solicitation of shareholders of M&T and Keystone in connection with the merger, and their interest in the solicitation, is set forth in filings made by M&T and Keystone on the date of this press release with the SEC.

M&T and Keystone will be filing a joint proxy statement/prospectus and other relevant documents concerning the transaction with the SEC. Investors are urged to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by M&T may be obtained free of charge by contacting M&T Bank Corporation at One M&T Plaza, Buffalo, New York 14203, Attention: Investor Relations, (716) 842-5445. Documents filed with the SEC by Keystone will be available free of charge by contacting Keystone Financial, Inc., P.O. Box 708, Altoona, Pennsylvania, 16603,
Attention: Shareholder Relations, (717) 233-1555.

Investors should read the joint proxy/prospectus carefully when it becomes available before making any voting or investing decisions.

                                      #####

For Release:      Immediate, Wednesday, May 17, 2000

Media Contact:    Keystone Financial, Inc.
                  Jacquelyn Basso (717-231- 5723)
                  Elizabeth Braungard (717-231-5732)

                  M&T Bank Corporation
                  Michael Piemonte (716-842-5887)




              KEYSTONE FINANCIAL AND M&T BANK CORPORATION ANNOUNCE MERGER M&T Bank Corporation to pay $1 billion in stock and cash


HARRISBURG, PENNSYLVANIA and BUFFALO, NEW YORK (May 17, 2000) - Keystone Financial, Inc. ("Keystone") (NASDAQ: KSTN), Harrisburg, Pennsylvania and M&T Bank Corporation ("M&T") (NYSE: MTB), Buffalo, New York, today jointly announced that they have entered into a definitive agreement for a merger between the two companies.

The merger will create a strong northeast banking franchise with 424 branches in New York and Pennsylvania and 25 in northern Maryland and West Virginia. The enlarged franchise would make M&T the 29th largest independent banking company in the United States with proforma combined assets of approximately $29.8 billion as of March 31, 2000. Keystone's banking subsidiary, Keystone Financial Bank, N.A., will be merged into Manufacturers and Traders Trust Company ("M&T Bank"), M&T's principal commercial banking subsidiary.

Carl L. Campbell, chairman, president and chief executive officer of Keystone, said, "With this merger, Keystone joins forces with a financial services institution long-known for quality, consistency and success. Together, we will create an even stronger institution that will benefit the stockholders, customers and the community."

Robert G. Wilmers, president and chief executive officer of M&T, said, "M&T Bank has grown successfully across New York State and northeastern Pennsylvania because we provide high quality financial products and services to our customers through relationships that enable us to understand their personal and business needs. Our partnership with Keystone gives M&T a well-established foundation from which to broaden our geographic reach and expand our combined businesses. As we expand our presence in Pennsylvania and enter the Maryland and West Virginia markets, we remain committed to providing that same high quality service to our new customers and, we will be committed to the well-being of the communities we serve."

Following the merger, Mr. Campbell will be elected vice chairman of the board of directors of M&T and vice chairman of M&T Bank. Four other directors of Keystone will join Mr. Campbell on M&T's and M&T Bank's board of directors. Mr. Wilmers will continue as president and chief executive officer of M&T and chairman and chief executive officer of M&T Bank.

                                    - more -

KEYSTONE FINANCIAL AND M&T BANK CORPORATION                              Page 2.


Because the franchises do not overlap, no branch consolidations between Keystone and M&T are anticipated as a result of the merger.

Simultaneous with the completion of the merger, M&T intends to declare a 10-for-1 split on its common stock. M&T also intends to double the cash dividend on its common stock after the closing of the merger to the equivalent of $2.50 per quarter on each pre-split share.

Under the terms of the proposed merger, stockholders of Keystone may elect to receive .05 of a pre-split share of M&T common stock or $21.50 in cash in exchange for each outstanding share of Keystone common stock, although 65% of the 48,930,000 shares of Keystone common stock currently outstanding must be exchanged for shares of M&T common stock. The selection of the method of payment by Keystone's stockholders will be subject to allocation and proration if the election for common stock would be more or less than this 65%. The merger is expected to be tax-free to Keystone stockholders except to the extent they receive cash, and will be accounted for as a purchase.

Based on the current number of shares of Keystone common stock currently outstanding and the closing price of M&T common stock on May 15, 2000, the merger has an indicated value of $1 billion. On the same basis, the pro forma market capitalization of M&T would be approximately $3.8 billion following the merger

Keystone also granted M&T a stock option to acquire up to 19.9 percent of the shares of common stock of Keystone under certain circumstances.

The transaction has been approved by the board of directors of both companies, and is subject to a number of conditions, including various regulatory approvals and approvals of each company's stockholders. The doubling of the quarterly cash dividend on M&T's common stock and the 10-for-1 common stock split are subject to the approval of M&T's board of directors at the time the cash and stock dividends are declared. It is anticipated that the merger will be completed in late 2000.

This press release contains forward-looking statements with respect to the anticipated effects of the merger. The following factors, among others, could cause the actual results of the merger to differ materially from M&T's expectations: the ability to timely and fully realize expected cost savings and revenues; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. M&T does not assume any duty to update forward-looking statements.

ADDITIONAL INFORMATION

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of shareholders of M&T and Keystone in connection with the merger, and their interests in the solicitation, is set forth in a Schedule 14A filed on the date of this press release with the SEC.

                                    - more -

KEYSTONE FINANCIAL AND M&T BANK CORPORATION                              Page 3.


M&T and Keystone will be filing a joint proxy statement/prospectus and other relevant documents concerning the transaction with the SEC. Investors are urged to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain the documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by M&T may be obtained free of charge by contacting M&T Bank Corporation at One M&T Plaza, Buffalo, New York 14203, Attention: Investor Relations, (716) 842-5445. Documents filed with the SEC by Keystone will be available free of charge by contacting Keystone Financial, Inc., P.O. Box 708, Altoona, Pennsylvania, 16603,
Attention: Shareholder Relations (717) 233-1555.

Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.


                                      #####


FOR ANALYSTS: To participate in an analyst presentation at 10:30 a.m., EDT, Wednesday, May 17, dial toll-free 1-888-603-9742, Code #11111. The presentation can be played back until June 16, 2000 by calling 1-888-433-2207.